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YELLOWCAKE MINING INC. & STRATHMORE RESOURCES (US) LTD.

SKY PROJECT - OPTION AND JOINT VENTURE AGREEMENT

I N D E X

APPENDIX I

Description of Property

APPENDIX II

Accounting Procedure

APPENDIX III

Area of Interest

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THIS AGREEMENT dated the 31st day of July, 2007,

BETWEEN:

Strathmore Resources (US) Ltd.
a Nevada corporation, with an address at 2420 Watt Court
Riverton, Wyoming USA  82501

(hereinafter referred to as “OPTIONOR”)

AND:

Yellowcake Mining Inc., a Nevada corporation, with an address at

200 – 8275 South Eastern Avenue,

Las Vegas, NV  89123

(hereinafter referred to as “OPTIONEE”)

RECITALS:

A.

The Optionor is the owner of an undivided 100% interest in the mineral resources collectively known as the Sky Project, situated in Fremont County, Wyoming, as more particularly described in Appendix I;

B.

By a Letter of Intent dated April 5, 2007 and amended on July 23, 2007 (the “LOI”), the Optionor agreed to grant an exclusive option to the Optionee to acquire an undivided 60% interest in the Property, upon the terms set out herein; and

C.

The LOI contemplated that the Parties would enter into this Agreement to replace and encompass the terms of the LOI.

In consideration of the mutual covenants and agreements herein contained and the sum of Ten Dollars ($10.00) paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the Parties hereto agree as follows:

1.

INTERPRETATION

1.1

In this Agreement the following words, phrases and expressions will have the following meanings:

(a)

“Accounting Procedure” means the procedure attached to this Agreement as Appendix II.

(b)

“Affiliate” will have the meaning attributed to it in the Canada Business Corporations Act, as amended.

(c)

“Area of Common Interest” will have the meaning attributed to it in paragraph 23.1.

(d)

“Assets” means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, land, buildings, and equipment but excluding the Property, acquired for or made to the Property after the Effective Date, or otherwise attributed to the Property pursuant to this Agreement in connection with the Mining Operations.

(e)

“Completion Date” means the date on which the Management Committee resolves that the preparing and equipping of the Mine is complete and is the date on which commercial production commences.

(f)

“Construction” means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and as approved by the Management Committee.

(g)

“Construction Period” means, the date on which one or more Parties elect to contribute its or their Proportionate Share of Construction Costs, and ending on the Completion Date.

(h)

“Control” means, for the purposes of paragraph 9.3(e), the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Operator through (i) the legal or beneficial ownership of voting securities, (ii) the right to appoint managers, directors or corporate management, (iii) contract, (iv) operating agreement, (v) voting trust, or otherwise.

(i)

“Costs” means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, excluding the Expenditure Costs, recorded by the Operator in accordance with this Agreement and will include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established.  Without limiting generality, the following are included as Costs and have the following meanings:

(i)

“Exploration Costs” means those costs incurred for surveying, drilling, testing, and exploration of the Property;

(ii)

“Construction Costs” means those costs recorded by the Operator for Construction during the Construction Period, including, without limitation, permitting costs, development costs, and financing costs;

(iii)

“Operating Costs” means those Costs recorded by the Operator subsequent to the Completion Date to fund the Mining Operations; and

(iv)

the Operator’s fee contemplated in paragraph 17.2.

(j)

“Effective Date” means July 31, 2007.

(k)

“Expenditure Costs” means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations which are funded solely by the Optionee to earn in its interest in the Property pursuant to Article 3, including the Operator’s fee contemplated in paragraphs 17.1 and 17.2;

(l)

“Expenditure Effective Date” means September 29, 2007.

(m)

“Feasibility Report” means a detailed report, in form and substance sufficient for presentation to arm’s length institutional lenders considering project financing, showing the feasibility of placing any part of the Property into commercial production as a Mine and will include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(i)

a description of that part of the Property to be covered by the proposed Mine;

(ii)

the estimated recoverable reserves of Minerals and the estimated composition and content thereof;

(iii)

the proposed procedure for development, mining and production;

(iv)

results of ore amenability treatment tests (if any);

(v)

the nature and extent of the facilities proposed to be acquired, which may include a central processing plant if the size, extent and location of the ore body makes such processing facilities feasible, in which event the study will also include a preliminary design for such plant;

(vi)

the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

(vii)

all environmental impact studies and costs of implementation;

(viii)

the period in which it is proposed the Property will be brought to commercial production; and

(ix)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.

(n)

“Interest” means an undivided beneficial percentage interest in the Property, the Assets and any Mine, calculated in accordance with this Agreement.

(o)

“Joint Venture” has the meaning attributed to it in paragraph 7.1.

(p)

“LOI” has the meaning attributed to it in recital B.

(q)

“Management Committee” means the committee established pursuant to Article 8.

(r)

“Mine” means the workings established and Assets acquired, including, without limiting generality, wellfields, plant, ion exchange units, utilities, infrastructure, housing, and other facilities in order to bring the Property into commercial production.

(s)

“Mine Closure Plan” has the meaning attributed to it in paragraph 22.2.

(t)

“Mine Maintenance Plan” has the meaning attributed to it in paragraph 22.1.

(u)

“Minerals” means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and nonmetallic, in, on or under the Property which may lawfully be explored for, mined and sold.

(v)

“Mining Operations” means every kind of work done by the Operator:

(i)

on or in respect of the Property in accordance with a Program or Operating Plan; or

(ii)

if not provided for in a Program or Operating Plan, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

(w)

“Notice of Election to Contribute” has the meaning attributed to it in paragraph 15.1.

(x)

“Operating Plan” means the annual plan of Mining Operations submitted pursuant to paragraph 19.2.

(y)

“Operative Date” means, subject to the Optionor’s rights under Article 14, the date upon which the Optionee becomes entitled to be vested in the entire sixty per cent (60%) interest in the Property in accordance with paragraph 3.3.

(z)

“Operator” means the Party appointed as the Operator in accordance with Article 9.

(aa)

“Option” has the meaning attributed to it in paragraph 3.1.

(bb)

“Option Period” means a period of time commencing on the Effective Date and terminating either upon the Operative Date, or such earlier date as this Agreement is terminated prior to the Operative Date, pursuant to Article 4.

(cc)

“Participant” means a Party that is contributing to Expenditure Costs or Costs, as the case may be.

(dd)

“Party” or “Parties” means the Parties to this Agreement and their respective successors and permitted assigns which become Parties pursuant to this Agreement.

(ee)

“Prime Rate” means the rate of interest per annum established from time to time by the CitiBank as its reference rate of interest for the determination of interest rates that the CitiBank will charge to customers of varying degrees of credit worthiness in the United States for American Dollar demand loans made by it in the United States and designated by the CitiBank as its “prime rate”.

(ff)

“Program” means a work plan and budget of Mining Operations, and adopted by the Management Committee in accordance with this Agreement.

(gg)

“Property” means the mineral properties that are subject to this Agreement and identified in Appendix I on or after the Effective Date, any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations.

(hh)

“Proportionate Share(s)” means that share or shares which is equal to a Party’s percentage Interest.

(ii)

“Simple Majority” means a decision made by the Management Committee by more than 50% of the votes represented and entitled to be cast at a meeting thereof.

(jj)

“Special Majority” means a decision made by the Management Committee by more than 66.6% percent of the votes represented and entitled to be cast at a meeting thereof.

(kk)

“$” means US Dollars.

1.2

The words “Article”, “paragraph”, “subparagraph”, “herein” and “hereunder” refer to articles, paragraphs and subparagraphs in this Agreement.  The words “this Agreement” include every Schedule or Appendix attached hereto.

1.3

The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2.

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1

Each Party represents and warrants to the other Parties hereto that:

(a)

it is a company duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a Party; and

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.2

The Optionor represents and warrants to the Optionee that:

(a)

unless otherwise provided herein, the Optionor, or an agent of the Optionor, is the legal and beneficial holder of a 100% undivided interest in the Property;

(b)

the Property is free and clear of all liens and encumbrances, and is in good standing under the mining laws of the State of Wyoming and the United States of America;

(c)

to the best of the knowledge of the Optionor, all of the mineral claims comprising the Property have been located in accordance with the mining laws of the State of Wyoming and the United States of America, and in accordance with local customs, rules and regulations; and

(d)

there is no litigation, proceeding or investigation pending or threatened against the Optionor with respect to the Property, nor does the Optionor know, or have any grounds to know after due enquiry, of any basis for any litigation, proceeding or investigation which would affect the Property.

2.3

The representations, warranties and covenants hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by the Optionee and each Party will indemnify and save the other harmless from all loss, damage, cause, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

3.

OPTION

3.1

Subject to Article 14, the Optionor hereby gives and grants to the Optionee the sole and exclusive right and option to acquire an 60% undivided Interest in the Property, free and clear of all charges, encumbrances and claims, in accordance with the terms of this Agreement (the “Option”).

3.2

The Option will be exercised by the Optionee incurring minimum Expenditure Costs of $7,500,000 on the Property, as follows:

(a)

$500,000 on or before the first anniversary of the Expenditure Effective Date;

(b)

a further $2,000,000 on or before the second anniversary of the Expenditure Effective Date;

(c)

a further $2,000,000 on or before the third anniversary of the Expenditure Effective Date; and

(d)

a further $3,000,000 on or before the fourth anniversary of the Expenditure Effective Date.

3.3

Provided the Optionee is not in default of the requirements of 3.2, once the Optionee has incurred $7,500,000 in Expenditure Costs, the Optionee will have immediately acquired an undivided 60% Interest in the Property.

3.4

Upon the Optionee earning the 60% Interest, the Optionor will deliver to the Optionee a duly executed transfer in registrable form transferring the applicable undivided percentage right, title and interest in the Property free and clear of all charges, encumbrances and claims in favour of the Optionee.

3.5

Until the Optionee has incurred all of the Expenditure Costs and earned its entire Interest, the Optionor will keep the Property in good standing, free and clear of all liens and encumbrances resulting from its activities, by the doing and filing of assessment work as described in paragraph 6.2(a).

3.6

This Agreement, or a memorandum of this Agreement, will, upon the written request of the Optionee, be recorded in the office of any governmental agency so requested, in order to give notice to third Parties of the option interest of the Optionee in the Property and this Agreement.  Each Party hereby covenants and agrees with the requesting Party to execute such documents as may be necessary to perfect such recording.

4.

TERMINATION OF OPTION

4.1

This Agreement and the Option will terminate:

(a)

if the Optionee fails to incur the Expenditure Costs by the end of the seventh day after the dates such costs are to be made pursuant to sub-paragraphs 3.2(a) to  3.2(d) and the failure to incur the Expenditure costs was not due to events or circumstances beyond the Optionee’s control; or

(b)

if the Optionee gives notice in accordance with paragraph 5.1.

5.

TERMINATION PRIOR TO OPERATIVE DATE

5.1

At any time prior to the Operative Date, the Optionee may terminate this Agreement and the Option so long as it is not in default of any of its obligations under this Agreement, by giving 30 days notice in writing to that effect to the Optionor and on receipt of such notice by the Optionor, or if the Option is terminated pursuant to paragraph 4.1, this Agreement will be of no further force or effect provided, however, that the Optionee will:

(a)

have the right and obligation to remove from the Property within six (6) months of the effective date of termination, all equipment erected, installed or brought upon the Property by or at the instance of the Optionee, unless such equipment was erected, installed or brought upon the Property in satisfaction of the Optionee’s obligations to contribute Expenditure Costs as set out in subparagraph 3.2;

(b)

pay for any environmental clean-up or remediation costs or liability which have been incurred or arise from Mining Operations between the Effective Date up to the date this Agreement is terminated;

(c)

quitclaim any interest in the Property; and

(d)

deliver to the Optionor all technical information, surveys, data, reports, and other documents relating to the Property.

6.

OBLIGATIONS OF THE OPTIONOR DURING OPTION PERIOD

6.1

The Parties agree that during the Option Period the Optionor will be the Operator of the Property and will be responsible for all administration, exploration, development and field operations with respect to the exploration and development of the Property.

6.2

During the Option Period the Optionor will:

(a)

maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionor’s activities thereon except those at the time contested in good faith by the Optionor;

(b)

permit the Optionee, or its representative duly authorized in writing, at the Optionee’s expense, to visit and inspect the Property at all reasonable times and intervals, and data obtained by the Optionor as a result of its operations thereon, provided always that the Optionee or its representative will abide by the rules and regulations laid down by the Optionor relating to matters of safety and efficiency in its operations;

(c)

do all work, and will ensure that all work performed by the Optionor’s contractors on the Property is done in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(d)

indemnify and save the Optionee harmless in respect of any and all costs, claims, liabilities and expenses arising out of the negligent performance by the Optionor of its activities on the Property;

(e)

indemnify and save the Optionee harmless in respect of any and all costs, claims, liabilities and expenses arising out of Mining Operations which were not approved by the Management Committee in accordance with the terms of this Agreement; and

(f)

deliver to the Optionee, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionor with respect to the Property, as well as regular reports as to the spending of the Expenditure Costs made by the Optionor.

7.

FORMATION OF THE JOINT VENTURE

7.1

Upon the Optionee earning the 60% Interest in the Property, the Optionor and Optionee agree to associate and participate in a joint venture (the “Joint Venture”) for the further exploration and development of the Property, and, if deemed warranted, bringing the Property or a portion thereof into commercial production by establishing and operating a Mine.

7.2

On the Operative Date, and if the Optionor does not exercise its right to retain or earn back an 11% Interest pursuant to Article 14, the respective Interests of the Parties will be Optionor - 40%, and Optionee - 60%.  If the Optionor does exercise its right to retain or earn back an 11% Interest pursuant to Article 14, then on the Operative Date, the respective Interests of the Parties will be Optionor-51%, and Optionee-49%.

7.3

Before the Operative Date, the Optionor will not be required to contribute to the costs of the exploration and development of the Property.  After the Operative Date, each of the Optionor and Optionee will contribute to the Costs in accordance with their Proportionate Share.

7.4

Except as expressly provided in this Agreement, and except for any activities involving or affecting the Area of Common Interest, each Party will have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Venture, without consulting any other Party.  The doctrines of “corporate opportunity” or “business opportunity” will not be applied to any other activity, venture or operation of any Party and no Party will have any obligation to another Party with respect to any opportunity to acquire any assets outside of the Property at any time, or within the Property after the termination of this Agreement.  Unless otherwise agreed in writing, no Party will have any obligation to mill, beneficiate or otherwise treat any Minerals or any other Party’s share of Minerals in any facility owned or controlled by such Party.

7.5

Except as otherwise provided herein, the Parties will bear all Costs and all liabilities arising under this Agreement (as they relate to the Property only) and will own the Property, the Assets and any Mine all in proportion to their respective Interests.

8.

MANAGEMENT COMMITTEE

8.1

A Management Committee will be established on or forthwith after the Effective Date.  Except as herein otherwise provided, the Management Committee will make all decisions in respect of Mining Operations.

8.2

Each Party will forthwith appoint one representative and one alternate representative to the Management Committee.  The alternate representative may act for a Party’s representative in his or her absence.

8.3

The Operator will call a Management Committee meeting at least once every three months, and, in any event within 14 days of being requested to do so by any representative.

8.4

The Operator will give notice, specifying the time and place of, and the agenda for, the meeting to all representatives at least seven days before the time appointed for the meeting.  The Management Committee will determine the location of the meetings of the Management Committee having regard to balance of convenience of all Parties.  Each agenda for a meeting will include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

8.5

Notice of a meeting will not be required if representatives of all of the Parties are present and unanimously agree upon the agenda.

8.6

A quorum for any Management Committee meeting will be present if a representative of each of the Parties holding an Interest is present.  If a quorum is present at the meeting, the Management Committee will be competent to exercise all of the authorities, powers and discretions bestowed upon it hereunder.  If a Management Committee meeting is terminated and rescheduled because of a lack of quorum, the Management Committee will be able to transact any business at the re-scheduled meeting even if a quorum is not present at the commencement of the rescheduled meeting.  A representative may attend and vote at a meeting of the Management Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

8.7

Subject to paragraph 8.8 the Management Committee will decide every question submitted to it by consensus, however in the event consensus is not possible, the question will be determined by a vote with each representative being entitled to cast that number of votes which is equal to its Party’s Interest percentage.  Other than as is expressly set out herein to the contrary, the Management Committee will make decisions by Simple Majority.

8.8

Notwithstanding anything else in this Agreement, the following decisions of the Management Committee shall require approval of 100% of the votes cast at a duly called meeting:

(a)

any cessation of operations of any mine for a period exceeding 10 days;

(b)

any recommencement of operations after a cessation of operations contemplated in (a) above;

(c)

the disposition of any Assets which have a value in excess of $1 million;

(d)

incurring any liability or obligation not in the ordinary course and not approved in a Program and Budget that exceeds $500,000;

(e)

settling any law suit or insurance claim;

(f)

acceptance of a Feasibility Report; and

(g)

commencement of Construction of a Mine.

8.9

The Operator will be the chair of the Management Committee meeting.

8.10

The Operator will ensure that minutes of Management Committee meetings are taken and circulated to each representative within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next meeting of the Management Committee.

8.11

The Management Committee may make decisions by obtaining the consent in writing of the representatives of all Parties.  Any decision so made will be as valid as a decision made at a duly called and held meeting of the Management Committee.

8.12

Management Committee decisions made in accordance with this Agreement will be binding upon all of the Parties.

8.13

Each Party will bear the expenses incurred by its representative and alternate representative in attending meetings of the Management Committee.

8.14

The Management Committee may, by agreement of the representatives of all the Parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

9.

APPOINTMENT OF OPERATOR

9.1

Unless otherwise agreed by the Parties in writing, and except as otherwise provided in this Article 9, the Optionor will act as Operator until the Operative Date, at which time the Operator will be the party with the largest Interest.  If, after the Operative Date, the Parties’ Interests change, the party with the largest Interest will be the Operator.

9.2

The Party acting as Operator may resign as Operator on at least 90 days’ notice to all the Parties.  In that event, the Operator will be selected by the Management Committee by the casting of that number of votes which is equal to each Party’s Interest, such resignation to be effective as of a date designated by the Management Committee.

9.3

The Management Committee may, by Special Majority, remove the Party acting as Operator if:

(a)

that Party makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

(b)

a court order is entered without that Party’s consent:

(i)

appointing a receiver or trustee for all or substantially all of its property; or

(ii)

approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors;

(c)

the Operator is in default under this Agreement and fails to cure such default, or to commence bona fide curative measures, within 30 days of receiving notice of the default from a non-Operator;

(d)

the Operator fails to meet any of its obligations pursuant to section ; or

(e)

the Operator undergoes a change in Control.

9.4

If the Management Committee, acting in accordance with paragraph 9.3, removes the Party acting as Operator, such removal will be effective as of a date designated by the Management Committee.

9.5

If the Operator resigns or is removed in accordance with paragraph 9.3, the Management Committee will thereupon select another Party to become the Operator effective as of a date established by the Management Committee.

9.6

The new Operator will assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement.  The new Operator will have no obligation to hire any employees of the former Operator resulting from this change of Operator.

9.7

Upon ceasing to be Operator, the former Operator will forthwith deliver to the new Operator custody of all Assets, Property, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

9.8

If the Operator resigns or is removed and no other Party consents to act as Operator, the Joint Venture will be terminated and the Party which was the Operator may, if it consents to act, continue to act as Operator to effect the termination.  The Parties will be obligated to fund each of their respective Proportionate Shares of the Costs incurred to effect the termination.

10.

RIGHTS, DUTIES AND STATUS OF OPERATOR

10.1

The Operator in its operations hereunder will be deemed to be an independent contractor.  The Operator will not act or hold itself out as agent for any of the Parties nor make any commitments on behalf of any of the Parties unless specifically permitted by this Agreement or directed in writing by a Party.

10.2

Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator will perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

10.3

The Operator will manage and carry out Mining Operations substantially in accordance with Programs, Feasibility Reports, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by the Management Committee and in connection therewith will, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator will notify the Management Committee so soon thereafter as is reasonably possible.

10.4

The Operator will have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the costs required for that purpose.  In so doing the Operator will:

(a)

comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)

obtain all work permits, environmental approvals, and subject to Article 26 insurances, as required to carry out exploration and development programs,

(c)

maintain the Property’s mineral leases and rights in good standing,

(d)

pay all Costs properly incurred promptly as and when due;

(e)

keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Effective Date, those the creation of which is permitted pursuant to this Agreement, or builder’s or mechanic’s liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(f)

with the approval of the Management Committee prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(g)

subject to paragraph 23.6, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting generality, staking and re-staking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(h)

maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, will govern if the Operator’s accounting practices are in accordance with generally accepted accounting principles in the mining industry;

(i)

perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the United States mining industry, in substantial compliance with all applicable federal, state, county and municipal laws, by-laws, ordinances, rules and regulations and this Agreement, and in accordance with the care and skill normally expected by someone conducting and managing exploration, development and mining activities on behalf of the legal or beneficial owners of the Property;

(j)

prepare and deliver the reports provided for in paragraph 24.2; and

(k)

have such additional duties and obligations as the Management Committee may from time to time determine; and

(l)

manage and execute all Programs approved in accordance with this Agreement, including payments to any third party consultants and contractors engaged by the Operator.

11.

APPROVAL OF PROGRAMS PRIOR TO THE OPERATIVE DATE

11.1

The Operator will prepare draft Programs for consideration by the Management Committee, and approval by the Optionee.  Unless otherwise agreed to by the Management Committee, each Program will cover a calendar quarter.  The draft Program will contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Expenditure Costs to be incurred and an estimate of the time when they will be incurred, and will be delivered to the Optionee by no later than 60 days prior to the period to which the draft Program relates.  Each draft Program will be accompanied by such reports and data as are reasonably necessary for the Optionee to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

11.2

The Optionee will review the draft Program prepared by the Operator, and no later than 30 days after receiving a draft Program, either reject the Program or approve the Program.  In the event the Program is rejected the Operator will prepare an alternate Program mutually acceptable to the Optionee and the Operator.

11.3

Once the Program is adopted by the Optionee, the Optionee will fund the Program with the Expenditure Costs the Optionee is obligated to make pursuant to subparagraph 3.2.  The Operator will be entitled to an allowance for a cost overrun of twenty-five percent (25%) in addition to any budgeted Expenditure Costs and any Costs so incurred will be deemed to be included in the Program, as adopted.  Unless approved by the Optionee, the Operator will be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Expenditure Costs.

11.4

The Optionee acknowledges that prior to the Effective Date, the Operator has incurred expenses which either do not form part of an approved Program, or were incurred in advance of a Program being approved by the Optionee (“Expenses”).  The Operator agrees to pay for such Expenses from its own funds however, notwithstanding anything else in this Article 11, if the Optionee later approves such Expenses, the Optionee will reimburse the Operator for such Expenses and such approved Expenses will be deemed to form part of the Expenditure Costs.  The Optionee agrees to act reasonably if asked by the Optionor to approve the Expenses, however it would not be unreasonable for the Optionee to withhold approval of any Expenses to the extent that they are in excess of the Expenditure Costs which the Optionee is required to make for the current year pursuant to paragraph 3.2, although, the Operator could then submit such unapproved Expenses for the Optionee’s approval in subsequent years the Optionee is required to make Expenditure Costs.

11.5

The Operator will be entitled to invoice the Optionee:

(a)

no more frequently than monthly, the Expenditure Costs incurred and paid by the Operator in carrying out a Program; or

(b)

60 days in advance of requirements, estimated to be incurred and paid by the Operator in carrying out a Program.

Each invoice will be signed by a financial officer of the Operator.  The Optionee will pay to the Operator the amount invoiced within 30 days of receipt of the invoice.

11.6

Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.

11.7

If the Operator suspends or prematurely terminates a Program pursuant to paragraph 11.6, any funds advanced by the Optionee for that Program in excess of the Expenditure Costs incurred prior to the suspension or premature termination, and such funds will be refunded within 60 days of the suspension or premature termination.  Unless approved by the Optionee, the Operator will be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Expenditure Costs.

12.

APPROVAL OF PROGRAMS AFTER THE OPERATIVE DATE

12.1

Any Programs required subsequent to the Operative Date to bring the Property to the stage of the Feasibility Report, will be approved in the same manner as set out in Section 15.

12.2

All costs incurred by the Operator in implementing Programs approved after the Operative Date will deemed to be Costs and will paid for by the Parties pro-rata in accordance with their Proportionate Shares.

13.

FEASIBILITY REPORT

13.1

Except as provided in paragraph 13.2, a Feasibility Report will only be prepared with the approval of:

(a)

the Optionee if it will be funding the Feasibility Report as part of the Expenditure Costs, before the Operative Date, or

(b)

the Management Committee, after the Operative Date.

After the Operative Date, the costs for the Feasibility Report will be shared pro-rata in proportion with their Proportionate Shares.

13.2

The Operator will provide copies of the completed Feasibility Report to each of the Parties forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Operator from any Programs which is not contained in the Feasibility Report.

13.3

Notwithstanding the provisions of paragraph 13.1, if a Party (the “Proponent”) is of the view that a Feasibility Report should be prepared, such Party will give notice thereof to the Operator and the Operator will call a Management Committee meeting to consider the matter.  If the Management Committee fails to approve the preparation of the Feasibility Report supported by the Proponent, the Proponent may, either alone or with other Parties, at its or their sole cost, prepare a Feasibility Report.  If such Feasibility Report indicates that production from the Property would be profitable to the Proponent, the Proponent will deliver the Feasibility Report to the Operator who will then call a Management Committee meeting to consider the Proponent’s Feasibility Report.  If the Management Committee adopts the Feasibility Report it will become a Feasibility Report for all purposes, and the non-contributing Parties may either pay the Proponent an amount equal to 150% of their respective proportionate costs of the preparation of the Feasibility Report, or will suffer reduction of their respective Interests pursuant to paragraph 15.3.

14.

OPTIONOR’S RIGHT TO EARN BACK INTEREST

14.1

Notwithstanding Article 3, the Optionor will have up to 90 days after the date the Feasibility Report is delivered to the Parties, to elect whether or not to retain or earn back, as the case may be (depending on whether or not the Optionee has earned its entire 60% Interest in the Property) an 11% Interest in the Property by paying $7,500,000 to the Optionee.

14.2

If at the time the Optionor gives the Optionee notice of its intention to retain or earn back an 11% Interest, the Optionee has not spent or forwarded to the Operator, all of the Expenditure Costs, then the amount of unspent or non-forwarded Expenditure Costs will be deducted from the $7,500,000 the Optionor is required to pay to the Optionee.

14.3

If the Optionor elects to retain or earn back an 11% Interest, the Optionor will give notice to the Optionee within the time set out in paragraph 14.1, and the Optionor will pay the $7,500,000 to the Optionee within 30 days of such notice.

14.4

If at the time the Optionor exercises its right to retain or earn back the 11% interest pursuant to this Article 14, the Optionor has already transferred more than 49% Interest to the Optionee, the Optionee will deliver to the Optionee a duly executed transfer in registrable form transferring the applicable Interest back to the Optionor.

15.

ELECTION TO PARTICIPATE AND CONTRIBUTIONS TO CONSTRUCTION  COSTS

15.1

Each Party with an Interest may, within 6 months of the receipt of the Feasibility Report together with an estimate of Construction Costs, give the Operator notice committing to contribute its Proportionate Share of Construction Costs after the Operative Date (the “Notice of Election to Contribute”).  If after 6 months from the delivery of the Feasibility Report, a party has either provided the Operator with notice that it will not contribute to Construction Costs, or has not provided any notice at all (hereinafter referred to as the “Departing Participant”), the other party (the “Remaining Participant”) shall be entitled to commence construction and development, in which case it shall be obligated to purchase, and the Departing Participant shall be obligated to sell, the Departing Participant’s Interest, for fair market value, as determined by the procedure set out in this Article 15.

15.2

Prior to the Operative Date, the Optionee will be solely responsible for the Construction Costs.  After the Operative Date, the Parties will be responsible for the Construction Costs pro-rata in accordance with their Proportionate Shares.

15.3

On the Operative Date, the Parties’ respective Interests and Costs contributed will be deemed to be as follows.

(a)

If the Optionor does not exercise its right to retain or earn back an 11% Interest pursuant to Article 14:

	Deemed Costs Up to Operative Date	Interest
OPTIONEE	$ 7,500,000	60%
OPTIONOR	$ 5,000,000	40%

(b)

If the Optionor does exercise its right to retain or earn back an 11% Interest pursuant to Article 14:

	Deemed Costs Up to Operative Date	Interest
OPTIONEE	$ 6,125,000	49%
OPTIONOR	$ 6,375,000	51%

15.4

The fair market value of the Interest of the Departing Participant shall be determined by a panel of two qualified independent investment banking firms one of which shall be retained by the Departing Participant and one of which shall be retained by the Remaining Participant.   Each independent investment banking firm shall submit their determination of fair market value within 90 days from their date of retention.   If the higher determination is not more than 110% of the lower determination, the Fair Market Value shall be the average of the two determinations.  If the higher determination is greater than 110% of the lower determination, the two independent investment banking firms shall appoint a third independent banking firm whose determination of the fair market value of the Departing Participant's Interest shall be the fair market value.  The Remaining Participant shall pay the Departing Participant the fair market value for the Departing Participant’s Interest within 90 days from the date the evaluation, or such other date as agreed to between the parties, and the Departing Participant will transfer all of its legal and beneficial title to the Property and Assets upon such payment.

15.5

If after the Operative Date and after the Parties elect to contribute their Proportionate Share of the Construction Costs, a party fails to do so for any reason, the Interest of each contributing Participant will be increased and that of each defaulting Participant will be decreased as Construction Costs are incurred so that the Interest of each Party at all times is that percentage which is equivalent to

(a)

the sum of (i) its Deemed Costs up to the Operative Date and (ii) its contribution to Construction Costs;

divided by

(b)

the sum of (i) the Deemed Costs of the Optionee and the Optionor, and (ii) the total Construction Costs of all the Parties;

multiplied by

(c)

100.

Then, at the Completion Date, each defaulting Participant will be deemed to have assigned and conveyed its Interest to the contributing Participants, if more than one then in proportion to their respective Interests.

15.6

If the effect of the application of paragraph 15.5 reduces any Party’s Interest to 10% or less, it will forfeit its Interest to the remaining Participants.

15.7

Once the Parties elect to contribute their Proportionate Share of the Construction Costs, the Participants will diligently proceed with bringing a Mine into production in substantial conformity with the Feasibility Report.  If the Participants fail to commence the implementation of the Feasibility Report within twelve months of Construction Costs being fully committed (for reasons other than general economic conditions in the mining industry), any Departing Party which forfeited the right to contribute to Construction Costs pursuant to paragraph 15.1 and 15.3 will have the right, exercisable in the 30 days following the expiration of such twelve month period, to reacquire from the Participants not less than all of its Interest as last held, by paying its Proportionate Share of Construction Costs incurred to the end of such twelve month period (together with interest at the Prime Rate plus 2%) to the Participants in proportion to their respective Interests.

15.8

During the twelve-month period referred to in paragraph 15.7, neither the Operator nor any Participant will be obliged to provide any Departing Party with the results of any work carried out on the Property, the Participants’ sole obligation during such period being to provide any Departing Party, on the written request which can be made only once during the said twelve months, with a summary of the nature of the work carried out and the total Costs thereof.

16.

CONSTRUCTION PERIOD

16.1

Subject to paragraphs 16.7, the Management Committee will cause the Operator to, and the Operator will, proceed with Construction with all reasonable dispatch after a Notice of Election to Contribute has been given.  Construction will be substantially in the accordance with the Feasibility Report, subject to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee, deems necessary and advisable.

16.2

The Operator will prepare Programs for consideration by the Management Committee, and approval by the Optionee.  Unless otherwise agreed to by the Management Committee, each Program will cover a budget year.  The Program will contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Construction Costs to be incurred and an estimate of the time when they will be incurred, and will be delivered to each Participant by no later than 60 days prior to the period to which the Program relates.  Each Program will be accompanied by such reports and data as are reasonably necessary for each Participant to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

16.3

The Management Committee will review the Program prepared and, if it agrees, adopt the Program with such modifications, if any, as the Management Committee deems necessary.  The Operator will be entitled to an allowance for a Cost overrun of 25% in addition to any budgeted Construction Costs and any Costs so incurred will be deemed to be included in the Program, as adopted.  Unless agreed by the Parties, the Optionee, the Operator will be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Construction Costs.

16.4

Once the Program is adopted by the Parties and after the Operative Date, the Participants will fund the Program in accordance with each of their Proportionate Shares in the Property.  If any Participant elects not to contribute to a Program, it will have its Interest diluted in the manner contemplated in paragraphs 15.5 and 15.6.

16.5

The Operator will be entitled to invoice the Participants:

(a)

no more frequently than monthly, the Costs incurred and paid by the Operator in carrying out a Program; or

(b)

not more than 60 days in advance of requirements, estimated to be incurred and paid by the Operator in carrying out a Program.

16.6

Each invoice will be signed by a financial officer of the Operator.  The Participants will pay to the Operator the amount invoiced within 30 days of receipt of the invoice.

16.7

Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.

16.8

If the Operator suspends or prematurely terminates a Program pursuant to paragraph 16.7, any funds advanced by the Participants for that Program in excess of the Construction Costs incurred prior to the suspension or premature termination, and such funds will be refunded within 60 days of the suspension or premature termination.  Unless agreed by the Parties, the Optionee, the Operator will be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Construction Costs.

16.9

If any Participant, after having committed to contribute pursuant to paragraph 16.3, fails to pay an invoice within the 30-day period referred to in paragraph 16.6 the Operator may by notice demand payment.  If no payment is made within the period of 30 days next succeeding the receipt of the demand notice, that Participant shall be deemed to have forfeited its right to contribute to any further Costs under this Agreement and it shall be deemed to have elected not to contribute to each Program subsequently conducted and accordingly, shall have its Interest reduced in the manner contemplated in paragraphs 15.5 and 15.6.

16.10

The Operator shall expend all monies advanced by a Participant rateably with the advances of the other Participants.  If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant’s Proportionate Share of Construction Costs incurred prior to the suspension or premature termination shall be refunded within 60 days of the suspension or premature termination.  Unless approved unanimously by the Management Committee, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Construction Costs.

16.11

If any Program is altered, suspended or terminated prematurely so that the Construction Costs incurred on that Program as altered, suspended or terminated are less than 80 percent of the Construction Costs set out in the adopted Program, any Party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Construction Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice, but shall not be entitled to review the results of the Program until it has made full payment. If payment is not made by that Party within the 30 days aforesaid it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.  If payment is made by that Party within the 30 days as aforesaid, the Operator shall distribute the payment to the original Participants pro rata according to their respective contributions to the Program, and shall deliver to the new Participant copies of all data previously delivered to the other Participants with respect to that Program.

16.12

If the Operator fails to submit a draft Program or a revised Program for a period of 6 months from the date the last Program expired, the following shall apply:

(a)

the Operator shall not be entitled to submit a draft Program or revised Program for the subject period;

(b)

any Participant other than the Operator, whose Interest is not less than 20% may, within 15 days following the date by which the Operator’s draft Program or revised Program was due, submit a draft Program (the “Non-Operator’s Program”) for the subject period for consideration by the Management Committee;

(c)

the Management Committee shall review the Non-Operator’s Program and, if it deems fit, adopt the Non-Operator’s Program with such modifications, if any, as the Management Committee deems necessary; the adopted Program shall then be submitted to the Parties pursuant to paragraph 16.1;

(d)

if the Operator is a Participant and elects to contribute to the Non-Operator’s Program, it shall remain as the Operator for the duration of the Non-Operator’s Program;

(e)

if the Operator is a Participant and elects not to contribute to the Non-Operator’s Program, it shall cease to be the Operator for the duration of the Non-Operator’s Program, and the Management Committee shall appoint another Participant as Operator; and

(f)

following the completion of the Non-Operator’s Program the former Operator shall, subject to the provisions of paragraphs 9.1, automatically become the Operator.

17.

OPERATOR’S FEE

17.1

Before the Operative Date, the Optionor may charge 10% of the Expenditure Costs in return for its overhead functions which are not charged directly.

17.2

Operator’s fees charged on Expenditure Costs, and paid by the Optionee, will be also be considered part of the Optionee’s expenditure commitments referred to in paragraph 3.2.

17.3

After the Operative date, the Operator may charge 10% of the Direct Charges referred to in Appendix II (which will then be deemed to form part of the Costs for the purposes of this Agreement) in return for its overhead functions which are not charged directly.

18.

FINANCING OF COSTS

18.1

The contributions of the Participants toward the Costs will be individually and separately provided by them in accordance with their Proportionate Share.

18.2

Any Party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that Party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that Party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this paragraph called the “Chargee”) will hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement.  The Agreement between the Party hereto, as borrower, and the Chargee will contain specific provisions to the same effect as the provisions of this paragraph.

19.

OPERATION OF THE MINE

19.1

Commencing on the Completion Date, all Mining Operations will be planned and conducted and all estimates, reports and statements will be prepared and made on the basis of a calendar year.

19.2

With the exception of the year in which the Completion Date occurs and the years preceding the Completion Date, an Operating Plan for each calendar year will be submitted by the Operator to the Participants not later than November 1 in the year immediately preceding the calendar year to which the Operating Plan relates.  Each Operating Plan will contain the following:

(a)

a description of the proposed Mining Operations;

(b)

a detailed estimate of all Costs plus a reasonable allowance for contingencies;

(c)

an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other products and by-products to be produced; and

(d)

such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Participant the Operator will meet with that Participant to discuss the Operating Plan and will provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

19.3

The Management Committee will adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that the Management Committee, by Special Majority, may from time to time and any time amend any Operating Plan.

19.4

The Operator will include in the estimate of Costs referred to in subparagraph 19.2(b) hereof the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended.  Such continuing obligations are or will be incurred as a result of the Joint Venture and will include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Venture which continue or arise after the permanent termination of Mining Operations and the termination of this Agreement and settlement of all accounts.  The payment of such continuing obligations will be made on the basis of units of production, and will be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring.  The Participants will contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by the Management Committee).  The amount contributed from time to time for the satisfaction of such continuing obligations will be classified as Costs hereunder but will be segregated into a separate account.

19.5

The Operator may invoice each Participant, from time to time, for that Participant’s Proportionate Share of Operating Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant’s Proportionate Share of the estimated cash disbursements to be made during the month.  Each Participant will pay its Proportionate Share of the Operating Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice.  If the payment or advance requested is not so made, the amount of the payment or advance will bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus 2% until paid.  The Operator will have a lien on each Participant’s Interest in order to secure that payment or advance together with interest which has accrued thereon.

19.6

If any Participant fails to pay an invoice contemplated in paragraph 19.5 within the 30-day period aforesaid, the Operator may, by notice, demand payment.  If no payment is made within 30 days of the Operator’s demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by paragraph 19.5 by taking possession of all or any part of that defaulting Participant’s Interest.  The Operator may sell and dispose of the defaulting Participant’s Interest which it has so taken into its possession by:

(a)

first offering that Interest to the other Participants, if more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b)

if the Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants excluding the defaulting Participant being entitled to bid) at a time and on whatever terms the Operator will arrange, having first given notice to the defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in subparagraph 19.6(b), the purchaser will agree to be bound by this Agreement and, prior to acquiring the Interest, will deliver notice to that effect to the Parties, in form acceptable to the Operator.  The proceeds of the sale will be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, will be paid to the defaulting Participant after deducting reasonable costs of the sale.  Any sale or disposal made as aforesaid will be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

20.

DISTRIBUTION IN KIND

20.1

It is expressly intended that, the association of the Parties hereto will be limited to the efficient production of Minerals from the Property and related activities, and that each of the Parties will be entitled to use, dispose of or otherwise deal with its Proportionate Share of Minerals as it sees fit.  Each Participant will take in kind, f.o.b. truck or railcar on the Property, and separately dispose of its Proportionate Share of the Minerals produced from the Mine.  From the time of delivery, each Participant will have ownership of and title to its Proportionate Share of Minerals separate from, and not as tenant in common with, the other Participants, and will bear all risk of loss of Minerals.  Extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions will be paid by each Participant directly and not through the Operator or Management Committee.

20.2

Each Participant will construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its Proportionate Share of the Minerals at the rate the same are produced.

20.3

If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator will, at the sole cost and risk of that Participant, store, in any location where it will not interfere with Mining Operations, the production owned by that Participant.  The Operator and the other Parties will be under no responsibility with respect thereto.  All of the Costs involved in arranging and providing storage will be billed directly to and be the sole responsibility of the Participant whose share of production is so stored.  The Operator’s charges for such assistance and any other related matters will be billed directly to and be the sole responsibility of the Participant whose share of production is so stored.  All such billings will be subject to the provisions of paragraphs 19.5 and 19.6 hereof.

21.

SURRENDER OF INTEREST

21.1

Any Party not in default hereunder may, at any time upon notice, surrender its entire Interest to the other Parties by giving those Parties notice of surrender.  The notice of surrender will:

(a)

indicate a date for surrender not less than three months after the date on which the notice is given; and

(b)

contain an undertaking that the surrendering Party will:

(i)

satisfy its Proportionate Share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii)

if the Operator has not included in Costs the costs of continuing obligations as set out in paragraph 19.4, pay on the date of surrender its reasonably estimated Proportionate Share, based on the surrendering Party’s then Interest, of the Costs of rehabilitating the Mine site and of reclamation based on the Mining Operations completed as at the date of surrender; and

(iii)

will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.

21.2

Upon the surrender of its entire Interest as contemplated in paragraph 21.1 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other Parties from all claims and demands hereunder, the surrendering Party will be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

21.3

A Party to whom a notice of surrender has been given as contemplated in paragraph 21.1 may elect by written notice within 90 days to the Party which first gave the notice:

(a)

to accept the surrender, in which case paragraphs 21.1 and 21.2 will apply; or

(b)

to join in the surrender.

If all of the Parties join in the surrender the Joint Venture will be terminated in accordance with Article 22.

22.

TERMINATION OF MINING OPERATIONS

22.1

The Operator may, at any time subsequent to the Completion Date, on at least 30 days notice to all Participants, recommend that the Management Committee approve that the Mining Operations be suspended.  The Operator’s recommendation will include a plan and budget (the “Mine Maintenance Plan”), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred.  The Management Committee may, by Special Majority, at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator’s recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary.  The Participants will be committed to contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan.  The Management Committee, by Special Majority, may cause Mining Operations to be resumed at any time.

22.2

The Operator may, at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days notice to all Participants, or in conjunction with the events described in paragraph 22.1, recommend that the Management Committee approve the permanent termination of Mining Operations.  The Operator’s recommendation will include a plan and budget (the “Mine Closure Plan”), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Property, as required by applicable law, regulation or contract by reason of this Agreement.  The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator’s recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

22.3

If the Management Committee approves the Operator’s recommendation as aforesaid, it will cause the Operator to:

(a)

implement the Mine Closure Plan, whereupon the Participants will be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;

(b)

remove and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)

sell, abandon or otherwise dispose of the Assets and the Property.

The disposal price for the Assets and the Property will be the best price reasonably obtainable and the net revenues, if any, from the removal and sale will be credited to the Participants in proportion to their respective Interests.

22.4

If the Management Committee does not approve the Operator’s recommendation contemplated in paragraph 22.2, the Operator will maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to paragraph 22.1.

23.

AREA OF COMMON INTEREST

23.1

The area of common interest will be deemed to comprise that area which is included within the map attached to this Agreement as Appendix II.

23.2

If at any time during the subsistence of this Agreement any Party or the Affiliate of any Party (in this section only called in each case the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the area of interest referred to in subparagraph 23.1, the Acquiring Party will forthwith give notice to the other Parties of that staking or acquisition, the total cost thereof and all details in the possession of that Party with respect to the details of the acquisition, the nature of the property and the known mineralization.

23.3

The Management Committee (the representative of the Acquiring Party not being entitled to vote with respect thereto) may, within 30 days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

23.4

If the election aforesaid is made, all the other Parties will reimburse the Acquiring Party for that portion of the cost of acquisition which is equivalent to their respective Interests.

23.5

If the Management Committee does not make the election aforesaid within that period of 30 days, the right or interest acquired will not form part of the Property and the Acquiring Party will be solely entitled thereto.

23.6

Notwithstanding subparagraph 10.4(g), the Operator will be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, or giving 60 days notice of its intention to do so to the other Parties.  In this latter event, the Parties, other than the Operator, will be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, pro rata in accordance with their respective Interests, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, all drill records and factual engineering data in the Operator’s possession and relevant thereto.  Any part of the Property so acquired will cease to be subject to this Agreement and will not be subject to paragraph 23.2.  Any part of the Property which has not been so acquired by any of the Parties will remain subject to paragraph 23.2.

24.

INFORMATION AND DATA

24.1

At all times during the subsistence of this Agreement the duly authorized representatives of each Participant will, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all information and documents, including without limitation, technical and proprietary information and know-how relating to the Property, information relating to the exploration, development and extraction of minerals from the Property, project, data files and library resources relating to the Property.

24.2

Between the Effective Date and the Operative Date while Programs are being carried out, the Operator will use its best efforts to furnish the Optionee with monthly progress reports and with a final report within 60 days following the conclusion of each Program.  The final report will show the Mining Operations performed and the results obtained and will be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.  During the Construction Period and during the implementation of an Operating Plan the Operator will provide monthly progress reports to the Participants, which reports will include information on any changes or developments affecting the Mine that the Operator considers are material.

24.3

All information and data concerning or derived from the Mining Operations will be kept confidential and, except to the extent required by law or by regulation of any applicable securities commission or stock exchange, will not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent will not be unreasonably withheld.

24.4

The text of any news releases or other public statements which a Party intends to make with respect to the Property or this Agreement will be made available to the other Parties prior to publication.

25.

LIABILITY OF THE OPERATOR

25.1

Subject to paragraph 25.2, each Party will indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

25.2

Notwithstanding paragraph 25.1, the Operator will not be indemnified nor held harmless by any of the Parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

25.3

An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)

at the direction of, or with the concurrence of, the Management Committee; or

(b)

unilaterally and in good faith by the Operator to protect life, assets or property will be deemed not to be negligence or wilful misconduct.

25.4

The obligation of each Party to indemnify and save the Operator harmless pursuant to paragraph 25.1 will be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

25.5

The Operator will not be liable to any other Party nor will any Party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

26.

INSURANCE

26.1

Commencing on the Effective Date, the Management Committee will cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the Parties together with such other insurance as any Participant may by notice reasonably request.  The Operator will, upon the written request of any Participant, provide it with evidence of that insurance.

26.2

Paragraph 26.1 will not preclude any Party from placing, for its own account insurance for greater or other coverage than that placed by the Operator.

27.

RELATIONSHIP OF PARTIES

27.1

The rights, duties, obligations and liabilities of the Parties will be several and not joint nor joint and several, it being the express purpose and intention of the Parties that their respective Interests will be held as tenants in common.

27.2

Nothing herein contained will be construed as creating a partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party hereto.

27.3

No Party will, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Party for any purpose related to the Property or this Agreement.

28.

PARTITION

28.1

Each of the Parties hereto waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no Party will seek to be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

29.

TAXATION

29.1

All Costs incurred hereunder will be for the account of the Party or Parties making or incurring the same, if more than one then in proportion to their respective Interests, and each Party on whose behalf any Costs have been incurred will be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

30.

FORCE MAJEURE

30.1

Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then, subject to paragraph 30.2, the time for the observance of the condition or performance of the obligation in question will be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

30.2

Any Party hereto claiming suspension of its obligations as aforesaid will promptly notify the other Parties to that effect and will take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout will be wholly in the discretion of the Party claiming suspension of its obligations by reason thereof, and that Party will not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.  The Party claiming suspension of its obligations will promptly notify the other Parties when the cause of the force majeure has been removed.

30.3

The extension of time for the observance of conditions or performance of obligations as a result of force majeure will not relieve the Operator from its obligations to keep the Property in good standing pursuant to sub-paragraphs 10.4(a) and 10.4(g).

31.

NOTICE

31.1

All invoices, notices, consents and demands under this Agreement will be in writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail to the address for each Party specified in this Agreement or to such addresses as each Party may from time to time specify by notice.  Any notice delivered or sent by fax will be deemed to have been given and received on the business day next following the date of delivery or transmission.  Any notice mailed as aforesaid will be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and the actual receipt of the notice there will be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice will be effective only if actually delivered.

32.

WAIVER

32.1

No waiver of any breach of this Agreement will be binding unless evidenced in writing executed by the Party against whom charged. Any waiver will extend only to the particular breach so waived and will not limit any rights with respect to any future breach.

33.

AMENDMENTS

33.1

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements including the LOI.  An amendment or variation of this Agreement will only be binding upon a Party if evidenced in writing executed by that Party.

34.

TERM

34.1

Unless earlier terminated by agreement of all Parties having an Interest or as a result of one Party acquiring a 100% Interest, the Joint Venture and this Agreement will remain in full force and effect for so long as any Party has any right, title or interest in the Property.  Termination of this Agreement will not, however, relieve any Party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

35.

TIME OF ESSENCE

35.1

Time is of the essence of this Agreement.

36.

ASSIGNMENT - RIGHT OF FIRST OFFER

36.1

The Optionor agrees that it will not assign or sell to any third party, all or part of its Interest or rights, duties or obligations contemplated by this Agreement without the consent of the Optionee, which consent shall not be unreasonably withheld.

36.2

Notwithstanding paragraph 36.1, the Optionor may assign all or part of its Interest or obligations contemplated in this Agreement to an Affiliate of the Optionor without the express approval of the Optionee.

36.3

If a Party (hereinafter in this paragraph referred to as the “Owner”) wishes to sell its Interest, the Owner will first offer (the “Offer”) to sell such Interest to the other Party in writing.  The Offer must set out the price and terms and conditions under which the Owner is willing to sell its interest to the other Party.

36.4

If within a period of 30 days of the receipt of the Offer, the other Party notifies the Owner in writing that it will accept the same, the Owner will be bound to sell such Interest to the other Party on the terms and conditions of the Offer.  The other Party will in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the Interest of the Owner being sold, the total purchase price which the Owner specified in its notice to the other Party including any amount credited for the cash equivalent of any non-cash consideration, within 30 days of notifying the Owner that it will accept the Offer.

36.5

If the other Party fails to notify the Owner before the expiration of the time limited there for that it will purchase the Interest offered, the Owner may sell and transfer such Interest to a third party purchaser provided that the transfer price and terms and conditions of the sale will be the same as the Offer, and (if the Owner is the Optionor) subject to paragraph 36.1.

36.6

Any sale hereunder will be conditional upon the proposed third party purchaser delivering a written undertaking to the other Party, in form and content satisfactory to the other Party’s counsel, to be bound by the terms and conditions of this Agreement.

37.

NON-MERGER

37.1

Except as otherwise specifically provided herein, the obligations of the Parties arising from this Agreement will not merge on the Effective Date.

38.

ARBITRATION

38.1

Should there be a disagreement or a dispute between the Parties with respect to the interpretation of this Agreement, or for any other dispute arising from this Agreement which is outside the scope of the Management Committee responsibilities specifically provided for in this Agreement, the same will be referred to a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia), and the determination of such arbitrator will be final and binding upon the parties hereto.  This paragraph 38.1 will be deemed to be a submission to arbitration in accordance with the Commercial Arbitration Act.

39.

SUCCESSORS AND ASSIGNS

39.1

This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

40.

COUNTERPARTS

40.1

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

42.

ELECTRONIC MEANS

42.1

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date of this Agreement.

43.

GOVERNING LAW

43.1

This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia.

INTENDING TO BE LEGALLY BOUND, the Parties have executed this agreement as of the day and year first above written.

YELLOWCAKE MINING INC. )
)
)
William J Tafuri )
Authorized Signatory )
)
Print Name: William J. Tafuri )
& Title )
CEO )
Authorized Signatory )
)
Print Name: ______________________ )
)

STRATHMORE RESOURCES (US) LTD. Authorized Signatory Print Name: & Title	) ) ) ) ) ) ) ) ) ) ) ) )

THIS IS APPENDIX I TO THAT CERTAIN AGREEMENT (THE “AGREEMENT”)
BETWEEN YELLOWCAKE MINING INC. AND  STRATHMORE RESOURCES (US) LTD.

DESCRIPTION OF THE SKY PROPERTY

BLM Serial#	Claim Name	Subd.	Section	Township	Range	PM	Owner
WMC260126	CR-1	NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260127	CR-2	NE NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260128	CR-3	NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260129	CR-4	NE NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260130	CR-5	NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260131	CR-6	NE NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260132	CR-7	NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260133	CR-8	NE NW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260134	CR-9	NW SW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260135	CR-10	NE NW SW SE	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260136	CR-11	SW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260137	CR-12	SW SE	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260138	CR-13	SW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260139	CR-14	SW SE	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260140	CR-15	NE NW	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260141	CR-16	NE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260142	CR-17	NE NW	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260143	CR-18	NE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260144	CR-19	NE NW	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260145	CR-20	NE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260146	CR-21	NE NW	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260147	CR-22	NE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260148	CR-23	NE NW SW SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260149	CR-24	NE SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260150	CR-25	SW SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260151	CR-26	SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260152	CR-27	SW SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260153	CR-28	SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260154	CR-29	SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260155	CR-30	SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC260156	CR-31	SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278221	CR-32	SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278222	CR-33	NE SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278223	CR-34	NE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278224	CR-35	NE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278225	CR-36	SW SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278226	CR-37	SW SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278227	CR-38	SW SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278228	CR-39	SW SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278229	CR-40	NE NW SW SE	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278230	CR-41	NE NW	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278231	CR-42	NE NW	35	32N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278232	CR-43	SW SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278233	CR-44	SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278234	CR-45	SW SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
		NE NW	11	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278235	CR-46	SE	2	31N	95W	6	STRATHMORE RESOURCES (US) LTD
		NE	11	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278236	CR-47	SW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278237	CR-48	SW SE	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278238	CR-49	SW	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
		NW	12	31N	95W	6	STRATHMORE RESOURCES (US) LTD
WMC278239	CR-50	SW SE	1	31N	95W	6	STRATHMORE RESOURCES (US) LTD
		NE NW	12	31N	95W	6	STRATHMORE RESOURCES (US) LTD

- # -

THIS IS APPENDIX II TO THAT CERTAIN AGREEMENT BETWEEN YELLOWCAKE MINING INC. AND STRATHMORE RESOURCES (US) LTD.

ACCOUNTING PROCEDURE

1.

INTERPRETATION

1.1

Terms defined in the Agreement will, subject to any contrary intention, have the same meanings herein.  In this Appendix the following words, phrases and expressions will have the following meanings:

(a)

“Agreement” means the Agreement to which this Accounting Procedure is attached as Appendix II.

(b)

“Count” means a physical inventory count.

(c)

“Employee” means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

(d)

“Employee Benefits” means the Operator’s cost of holiday, vacation, sickness, disability benefits, field bonuses, amounts paid to and the Operator’s costs of established plans for employee’s group life insurance, hospitalisation, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator’s cost experience.

(e)

“Field Offices” means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.

(f)

“Government Contributions” means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

(g)

“Joint Account” means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

(h)

“Material” means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality, more particularly “Controllable Material” means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations.

(i)

“Personnel” means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

(j)

“Reasonable Expenses” means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator’s usual expense account practice, as accepted by the Management Committee; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

(k)

“Supervision Offices” means the Operator’s offices or department within the Operator’s offices from which the Mining Operations are generally supervised.

2.

STATEMENTS AND BILLINGS

2.1

The Operator will, by invoice, charge each Participant with its share of Exploration Costs and Costs in the manner provided in the Agreement.

2.2

The Operator will deliver with each invoice rendered for Costs incurred a statement indicating:

(a)

all charges or credits to the Joint Account relating to Controllable Material; and

(b)

all other charges and credits to the Joint Account summarised by appropriate classification indicative of the nature of the charges and credits.

2.3

The Operator will deliver with each invoice for an advance of Costs a statement indicating:

(a)

the estimated Expenditure Costs or, in the case of Costs the estimated cash disbursements, to be made during the next succeeding month;

(b)

the addition thereto or subtraction there from, as the case may be, made in respect of Expenditure Costs or Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

(c)

the advances made by each Participant to date and the Expenditure Costs or Costs incurred to the end of the penultimate month preceding the month of the invoice.

3.

DIRECT CHARGES

3.1

The Operator will charge the Joint Account with the following items:

(a)

Contractor’s Charges:  All costs directly relating to the Mining Operations incurred under contracts entered into by the Operator with third Parties.

(b)

Labour Charges:

(i)

The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

(ii)

the Reasonable Expenses of the Employees; and

(iii)

Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.

(c)

Office Maintenance:

(i)

The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Field Offices and the Supervision Offices.  The basis for charging the Joint Account for such maintenance costs will be as follows:

A.

the expense of maintaining and operating Field Offices, less any revenue there from; and

B.

that portion of maintaining and operating the Supervision Offices which is equal to

I.

the anticipated total operating expenses of the Supervision Offices divided by

II.

the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;

multiplied by

III.

the actual total time spent on the Mining Operations by the Employee expressed in man days.

(ii)

Without limiting the generality, the anticipated total operating expenses of the Supervision Offices will include:

A.

the salaries and wages of the Operator’s Personnel which have been directly charged to the Supervision Offices;

B.

the Reasonable Expense of the Personnel; and

C.

Employee Benefits.

(iii)

The Operator will make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in clause 3.1(c)(i)(B) of this Appendix II.

(d)

Material:  Material purchased or furnished by the Operator for use on the Property as provided under section 4 of this Appendix II.

(e)

Transportation Charges:  The cost of transporting Employees and Material necessary for the Mining Operations.

(f)

Service Charges:

(i)

The cost of services and utilities procured from outside sources other than services covered by paragraph 3.1(h).  The cost of consultant services will not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

(ii)

Use and service of equipment and facilities furnished by the Operator as provided in subsection 4.4 of this Appendix II.

(g)

Damages and Losses to Joint Property:  All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause.  If the damage or loss is estimated by the Operator to exceed $10,000, the Operator will furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered.  The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses will be credited to the Joint Account.

(h)

Legal Expense:  All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney’s fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge will be made for the services of the Operator’s legal staff or the fees and expenses of outside solicitors.

(i)

Taxes:  All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining Operations thereon, or the production there from, which have been paid by the Operator for the benefit of the Parties.

(g)

Insurance:  Net premiums paid for

(i)

such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and

(ii)

such other policies of insurance as the Operator may carry for the protection of the Parties in accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

(h)

Rentals:  Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Mining Operations.

(i)

Permits:  Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(j)

Other Expenditures:  Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this subsection 3.1 of this Appendix II as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

4.

PURCHASE OF MATERIAL

4.1

Subject to subsection 4.4 of this Appendix II the Operator will purchase all Materials and procure all services required in the Mining Operations.

4.2

Materials purchased and services procured by the Operator directly for the Mining Operations will be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.3

Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

4.4

Notwithstanding the foregoing provisions of this section 4, the Operator, after having obtained the prior approval of the Management Committee, will be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

5.

DISPOSAL OF MATERIAL

5.1

The Operator, with the approval of the Management Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and conditions available.

5.2

Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.3

Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date, which Material may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Property.  If the division to a Participant be in lieu, it will be for such price and on such terms and conditions as the Management Committee may approve.

5.4

The net revenues received from the sale of any Material to third Parties or to a Participant will be credited to the Joint Account.

6.

INVENTORIES

6.1

The Operator will maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.2

The Operator will perform Counts from time to time at reasonable intervals, and in any event at the end of each calendar year.  The independent external auditor of the Operator will be given reasonable notice of each Count, and will be given the opportunity to attend the Count.

6.3

Forthwith after performing a Count, the Operator will reconcile the inventory with the Joint Account.  The Operator will not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

7.

ADJUSTMENTS

7.1

Payment of any invoice by a Participant will not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any calendar year will conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the calendar year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.2

The Operator will not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the calendar year to which the invoice or statement relates.

7.3

Notwithstanding subsections 7.1 and 7.2 of this Appendix II, the Operator may make adjustments to an invoice or statement which arise out of a Count of Material or Assets within 60 days of the completion of the Count.

7.4

A Participant will be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in subsection 7.1 of this Appendix II has been prepared in accordance with this Agreement.

7.5

The time for giving the audit opinion contemplated in subsection 7.4 of this Appendix II will not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in subsection 7.1 of this Appendix I.

7.6

The cost of the auditor’s opinion referred to in subsection 7.4 of this Appendix II will be solely for the account of the Participant requesting the auditor’s opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost will be solely for the account of the Operator.

7.7

Upon not less than 10 business days’ notice to the Operator, and no more frequently than twice during the currency of each Operating Plan, a Participant will be entitled to inspect the Joint Account , at the location(s) where such records are normally kept.  All costs incurred in carrying out such inspection will be borne by the Participant.  All disagreements or discrepancies identified by the Participant will be referred to the independent external auditor for final resolution.

- # -

THIS IS APPENDIX III TO THAT CERTAIN AGREEMENT (THE “AGREEMENT”)
BETWEEN YELLOWCAKE MINING INC. AND  STRATHMORE RESOURCES (US) LTD.

SKY AREA OF INTEREST

07/31/2007 TUE 15:49 FAX 6046874770 Entree Gold Inc. 003/004
Jul 31 2007 2:07PM HP LASERJET 3330 p.2
07/13/2007 01:00 3078568884 DAVE_MILLER PAGE 02/03

CXDIPITA - SKY

S.L. Payne
EMC
Dennis Piester
G.L. Bale
N
W
E
S
WY: State Plane West-Central 1927

SKY Property:
Area of Influence

- SKY Property Boundary
- Strathmore claims
- Competitors State Leases

Strathmore Resources (US) Ltd
SKY Project, Gas Hills
Fremont County, WY
T31-32N, R95W

Scale 1:62,500

07/31/2007 TUE 13:37 [JOB NO. 7201] 002